WRITTEN CONSENT IN LIEU OF MEETING OF THE SHAREHOLDERS OF WALKER LANE EXPLORATION INC. (the "Company")

The undersigned, representing the holders of a majority of the Company's issued and outstanding voting securities on all matters brought to a vote of the holders of the Company's outstanding voting securities common stock do hereby approve and ratify the following actions as if taken at a duly called shareholders meeting.

WHEREAS, at January 15, 2016 (the "Record Date") there were 11,308,049 shares of common stock issued and outstanding, each share of common stock entitling the holder to one (1) vote per share on any matter brought to a vote of the Company's shareholders; and

WHEREAS, on the Record Date there were 255,440 Series B Preferred Shares issued and outstanding; each outstanding share of Series B Preferred Shares entitling the holder to ten (10) votes per share on any matter brought to a vote of the Company's shareholders; and.

WHEREAS, there are a total of 11,308,049 outstanding Common shares and 255,440 outstanding B Preferred shares of voting securities, with both classes of Shares representing a total of 13,862,449 votes on the Record Date; and

WHEREAS, the shareholders owning a majority of the Company's outstanding voting securities on the Record Date have executed this written consent.

NOW THEREFORE, the Undersigned do hereby ratify and approve the following actions:

1. Remove Trevor Moss, Steven K. Jones, Ted Sharp, Phil Allen and Iain Stewart as Directors of the Company effective at the close of business on the Record Date,
2. Nominate and appoint the following individuals to serve as the Company' Board of Directors effective on the Record Date: Thomas Mancuso, Geologist, Herb Duerr, Geologist, Quentin Browne, Geologist, and Larry Bigler, CPA.

Principal Shareholder	Common Shares Owned	Common Shares in Favor of Resolution
SJE Mining LLC	500,000	500,000
Steven K. Jones	3,350,000	3,350,000
Eric Stevenson	3,150,000	3,150,000

Ulrich Schade	20,833	20,833
Rob Personett	150,000	150,000
Advantage Capital Mkting	400,000	400,000
Victoria Blackwell	100,000	100,000
Amanda Blackwell	100,000	100,000
Alexander Blackwell	100,000	100,000
Adam Blackwell	100,000	100,000
TOTALS	7,970,833	7,970,833

The foregoing representing 57.5% of the Company's issued and outstanding membership interests

Executed January 15, 2015

Eric Stevenson, Manager

Eric Stevenson, Managing Member SJE LLC

Steven K Jones

Steven K. Jones

Eric Stevenson

Eric Stevenson

Ulrich Schade

Robert F. Personett

Rob Personett

Douglas N Blackwell

Advantage Capital Marketing Inc.

Victoria Blackwell

Victoria Blackwell

Amanda Blackwell

Amanda Blackwell

Alex Blackwell

Alexander Blackwell

Adam Blackwell

Adam Blackwell

LINDA SCHARO
NOTARY PUBLIC
STATE OF NEVADA
No. 97-0599-3 My Appt. Exp. March 15, 2017

Linda Scharo 1-15-16